Exhibit 10.1

CEVA, INC.
2006 EXECUTIVE BONUS PLAN

1. PURPOSE; PERFORMANCE PERIOD

The purpose of this CEVA, Inc. 2006 Executive Bonus Plan (the “Bonus Plan”) is to provide cash incentives to eligible employees of CEVA, Inc. (the “Company”) based on the Company’s annual revenue and operating income as well as individual performance. The Bonus Plan shall be effective for the Company’s 2006 fiscal year, which begins January 1, 2006 and ends December 31, 2006 (the “Performance Period”).

2. PARTICIPANTS

The individuals eligible to participate in the Bonus Plan are employees of the Company who hold the position of manager or more senior, as well as other key employees of the Company, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3. ADMINISTRATION

(a) The Committee is responsible for administering the Bonus Plan. Subject to the express provisions and limitations set forth in the Bonus Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Bonus Plan, including, without limitation, the following:

(i) To prescribe, amend and rescind rules and regulations relating to the Bonus Plan and to define terms not otherwise defined herein;

(ii) To determine which employees are eligible to participate in the Bonus Plan;

(iii) To make determinations regarding (1) the Company’s financial performance, and (2) any other Company or individual performance goals or other conditions applicable to the payment of bonuses under the Bonus Plan;

(iv) To prescribe and amend the terms of any agreements or other documents under the Bonus Plan (which need not be identical);

(v) To determine whether, and the extent to which, adjustments are required pursuant to Section 4;

(vi) To interpret and construe the Bonus Plan, any rules and regulations under the Bonus Plan, and the terms and conditions of any bonus opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vii) To make all other determinations deemed necessary or advisable for the administration of the Bonus Plan.

(b)  All decisions, determinations and interpretations by the Committee regarding the Bonus Plan are final and binding on all Bonus Plan participants.

4. BONUS DETERMINATION

(a)  Target Bonus. Each Bonus Plan participant is eligible to receive a cash bonus for the Performance Period (the “Target Bonus”) based upon Company financial performance and individual performance for such Performance Period. Unless otherwise determined by the Committee, the Target Bonus for each participant, expressed as a percent of base salary paid during the Performance Period, is as follows:

(i)	Chief Executive Officer: 50%
(ii)	Vice Presidents and above: 35%
(iii)	Directors: 20%
(iv)	Managers: 15%
(v)	Other key contributors: 10%

(b)  Company/Individual Performance Components. For each Bonus Plan participant, the Target Bonus consists of two components, a Company financial component and an individual performance component, weighted as follows: (i) in the case of the Chief Executive Officer and Vice Presidents and above, 75% for Company financial performance and 25% for individual performance; and (ii) for all other Bonus Plan participants, 50% for Company financial performance and 50% for individual performance. The Company financial performance component itself consists of two components, a revenue component and an operating income component, weighted 40% and 60%, respectively. Individual performance is determined by the Committee, in its discretion, taking into account such factors as it deems relevant to such determination including, but not limited to, achievement of qualitative and/or quantitative milestones and objectives. Company financial performance is based on attainment of revenue and operating income targets set by the Committee in accordance with the operating budget approved by the Company’s Board of Directors for the Company’s 2006 fiscal year, provided that (i) the Committee retains the discretion to take extraordinary events into account for purposes of determining the Company’s financial performance for the Performance Period, and (ii) expenses attributable to equity compensation under FAS 123R are to be disregarded for purposes of determining operating income.

(c)      Bonus Payment. The bonus amount for any particular Bonus Plan participant is the sum of (i) the participant’s Target Bonus multiplied by the applicable Company financial component percentage, plus (ii) the participant’s Target Bonus multiplied by the applicable individual performance component, adjusted by the Committee, in its sole discretion, based upon its assessment of the participant’s performance for the Performance Period. No bonuses shall be paid unless the Company meets or exceeds both the revenue and operating income targets for the Performance Period. Notwithstanding the forgoing, the Committee reserves the right to make discretionary bonus payments under this Bonus Plan taking into account such factors as it deems appropriate including, but not limited to unforeseen changes to the Company’s business plan and/or Company and/or individual performance other than as specified above.

5. PAYMENT OF BONUSES

Bonus payments are made in cash. The payment of a bonus requires that participant be on the Company’s payroll as of the last day of the Performance Period. The Committee may make exceptions to this requirement in its sole discretion.

6. TAX WITHHOLDING

All payments or distributions pursuant to the Bonus Plan shall be subject to applicable federal, state and local tax and other withholding obligations.

7. NON-ASSIGNABILITY

Unless the Committee expressly states otherwise, no participant in the Bonus Plan may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus opportunity or amounts determined by the Committee to be payable under the Bonus Plan, until such amounts (if any) are actually paid.

8. EMPLOYMENT AT WILL

Neither eligibility or participation in the Bonus Plan nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

9. NO VESTED INTEREST OR RIGHT

At no time before the actual payout of a bonus to any participant under the Bonus Plan shall any participant accrue any vested interest or right whatsoever under the Bonus Plan, and the Company has no obligation to treat participants identically under the Bonus Plan.

10. GOVERNING LAW

The Bonus Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of California and applicable federal law.